UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Brillian Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 12, 2005

     The Annual Meeting of Stockholders of Brillian Corporation, a Delaware corporation, will be held at 9:00 a.m., on Thursday, May 12, 2005, at our corporate headquarters at 1600 North Desert Drive, Tempe, Arizona, for the following purposes:

     1. To elect directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     2. To approve our 2003 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     3. To approve an amendment to our 2003 Employee Stock Purchase Plan to increase the number of shares of our common stock reserved for issuance pursuant to the plan from 200,000 to 400,000.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     These items of business are more fully described in the proxy statement accompanying this Notice.

     Only stockholders of record at the close of business on March 25, 2005 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person even if he or she previously has returned a proxy.

Sincerely,

Tempe, Arizona	Wayne A. Pratt
April 4, 2005	Secretary

PROXY STATEMENT
VOTING AND OTHER MATTERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
APPROVAL OF OUR 2003 INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE
PROPOSAL TO APPROVE THE AMENDMENT TO THE 2003 EMPLOYEE STOCK PURCHASE PLAN
INDEPENDENT AUDITORS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

1600 North Desert Drive
Tempe, Arizona 85281

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

     The enclosed proxy is solicited on behalf of Brillian Corporation, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday, May 12, 2005 at 9:00 a.m., or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our corporate headquarters, 1600 North Desert Drive, Tempe, Arizona.

     These proxy solicitation materials were first mailed on or about April 7, 2005 to all stockholders entitled to vote at the meeting.

     Until September 2003, we operated as a division of Three-Five Systems, Inc., or TFS. In anticipation of our spin-off to the stockholders of TFS, TFS organized us as a wholly owned subsidiary. In connection with the spin-off, TFS transferred to us its entire LCoS microdisplay business, including all related manufacturing and business assets, personnel, and intellectual property. TFS also provided initial cash funding to us in the amount of $20.9 million. The spin-off was completed on September 15, 2003 as a special dividend to the stockholders of TFS.

Voting Securities and Voting Rights

     Stockholders of record at the close of business on March 25, 2005, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 6,985,335 shares of our common stock, $0.001 par value per share.

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, the five persons receiving the largest number of “for” votes of common stock of our company present in person or represented by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Assuming that a quorum is present, the affirmative vote of a majority of the shares of common stock of our company present in person or represented by proxy at the meeting and entitled to vote is required (i) for the approval of our 2003 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; and (ii) for approval of the amendment to our 2003 Employee Stock Purchase Plan.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the approval of our 2003 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and (3) “for” approval of the amendment to our 2003 Employee Stock Purchase Plan.

Revocability of Proxies

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

     We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or telegram, without additional compensation.

Annual Report and Other Matters

     Our 2004 Annual Report on Form 10-K, which we are using as our Annual Report to Stockholders and which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

     We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

     Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. All directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

     A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

     The Board of Directors recommends a vote “for” the nominees listed below.

     The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Jack L. Saltich	61	Chairman of the Board
Vincent F. Sollitto, Jr.	57	President, Chief Executive Officer, and Director
David P. Chavoustie	61	Director
David N.K. Wang	57	Director
John S. Hodgson	53	Director

     Jack L. Saltich has been our Chairman of the Board since our formation. Mr. Saltich has served since July 1999 as a director and the President and Chief Executive Officer of TFS, the electronic manufacturing services company that spun off all our common stock to its stockholders in September 2003. Mr. Saltich served as Vice President of Advanced Micro Devices from May 1993 until July 1999; as Executive Vice President of Applied Micro Circuits Corp. from January 1991 until March 1993; and as Vice President of VLSI from July 1988 until January 1991. Mr. Saltich held a variety of executive positions with Motorola from July 1971 until June 1988. These positions included serving as an Engineering Manager from May 1974 until January 1980, an Operations Manager from January 1980 until May 1982, a Vice President and Director of the Bipolar Technology Center from May 1982 until June 1986, and a Vice President and Director of the Advanced Product Research and Development Laboratory from June 1986 until June 1988. Mr. Saltich also serves as a member of the board of directors of Immersion Corporation, a public company that develops, licenses, and markets haptic technology and products; and a member of the board of directors of Vitex Systems, Inc., a private company that commercializes transparent ultra-barrier films for use in flat panel displays.

     Vincent F. Sollitto, Jr. has been our President and Chief Executive Officer and a director of our company since June 2003. Mr. Sollitto served as President and Chief Executive Officer of Photon Dynamics, Inc., a provider of yield management solutions for flat panel displays, from June 1996 until January 2003. From August 1993 to June 1996, Mr. Sollitto served as the General Manager of Business Unit Operations for Fujitsu Microelectronics Inc., a semiconductor and electronics company. From April 1991 to August 1993, Mr. Sollitto served as the Executive Vice President of Technical Operations at Supercomputer Systems, Incorporated. Prior to joining Supercomputer Systems, Incorporated, Mr. Sollitto spent 21 years in various management positions at International Business Machines Corporation, including Director of Technology and Process. Mr. Sollitto serves as a director of Applied Films Corporation, a thin film deposition equipment company, and Ultratech Stepper, Inc., a photolithography equipment company, each of which is a public company.

     David P. Chavoustie has been a director of our company since September 2003. Mr. Chavoustie has served since April 1998 as Executive Vice President of Sales and Marketing of ASML, a manufacturer of lithography equipment used to manufacture semiconductors. From April 1992 until March 1998, Mr. Chavoustie held several positions with Advanced Micro Devices, Inc., a semiconductor company, including Vice President/General Manager Customer Specific Products Division, Vice President/General Manager Embedded Processor Division, and Vice President Worldwide Sales/Marketing - Vantis (a wholly owned subsidiary of AMD). From 1985 to 1992, Mr. Chavoustie held various positions with VLSI Technology, Inc., an ASIC semiconductor company, including Sales Director, Vice President Sales and Corporate Marketing, and Senior Vice President/General Manager ASIC Products. From 1974 to 1984, Mr. Chavoustie held various sales positions with Advanced Micro Devices, including area sales - Southeast United States, regional sales manager, and district sales manager - Upstate New York. Mr. Chavoustie has served as a director of TFS since January 2000.

     David N.K. Wang has been a director of our company since September 2003. Dr. Wang has served as Executive Vice President of Applied Materials, Inc., a manufacturer of semiconductor wafer fabrication equipment, since December 2000 and as a member of the Global Executive Committee, which took the place of the Office of the President in October 2002. Dr. Wang served in the Office of the President from January 1998 to October 2002, as Senior Vice President from 1993 to 2000, and Group Vice President from 1990 to 1993. Prior to that, Dr. Wang had been a divisional Vice President. Dr. Wang joined Applied Materials in 1980 as Manager, Process Engineering and Applications.

     John S. Hodgson has been a director of our company since September 2003. Mr. Hodgson served as Senior Vice President and Chief Financial Officer of iLinc Communications, Inc., a public company that provides integrated Web and audio conferencing solutions, from July 2004 to March 2005, and continues to serve as a consultant for that company. Mr. Hodgson served as Chief Financial Officer of FlipChip International, LLC, an advanced semiconductor bumping services company, from February 2004 until July 2004. Mr. Hodgson was engaged as a consultant in several arrangements from October 2003 until February 2004. Mr. Hodgson served as Chief Financial Officer for the High Tech Institute, a private company that provides post-secondary education in the technology and allied health care fields, from December 2002 until October 2003. Mr. Hodgson served as Chief Financial Officer for Simula, Inc., a public company that provides crash restraint and energy absorption technologies, from February 2002 until January 2003. Mr. Hodgson served as Chief Financial Officer for FEI Company, a public company engaged in semiconductor equipment production, from May 2000 until February 2002. Mr. Hodgson served as Chief Financial Officer for Motion Systems, Inc., a private company, from June 1999 until May 2000. Mr. Hodgson served as Vice President and Chief Financial Officer for Integrated Process Equipment Corp., a public company engaged in semiconductor equipment production, from 1994 until June 1999.

     Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the pleasure of our Board of Directors.

Information Relating to Corporate Governance and the Board of Directors

     Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Chavoustie, Wang, and Hodgson are independent directors, as “independence” is defined by Nasdaq, because they have no relationship with us that would interfere with their exercise of independent judgment. Mr. Saltich is a non-employee director, and Mr. Sollitto is an employee director.

     Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee.

     The members of our Audit Committee and Nominations and Corporate Governance Committees consist entirely of independent directors. Our Compensation Committee consists of Mr. Saltich and two independent directors. Mr. Saltich is considered a non-employee director rather than an independent director because of his position as President and Chief Executive Officer of TFS while we were a division of TFS. We also have certain business relationships with TFS. See “Certain Relationships and Related Transactions.” TFS, however, no longer owns any of our common stock, and Mr. Saltich is not an officer or employee or a family member of an officer or employee of our company. Neither Mr. Saltich nor Mr. Chavoustie, who serves as an independent director of both TFS and our company, participate in any discussions or vote on any matters relating to TFS. The Board of Directors believes that Mr. Saltich has unique historical knowledge and experience regarding our company’s business, affairs, and personnel. As a result and as permitted by the Nasdaq corporate governance rules, the Board of Directors of our company, under these exceptional and limited circumstances, has determined that service by Mr. Saltich on the Compensation Committee is in the best interest of our company and its stockholders.

     Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by the board. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.brilliancorp.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq National Market regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

     We regularly schedule executive sessions at which independent directors meet without the presence or participation of management. The presiding director of such executive session rotates among the Chairs of the Audit Committee, Compensation Committee, and the Nominations and Corporate Governance Committee.

     Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Brillian Corporation c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

     The Audit Committee

     The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

     The Audit Committee currently consists of Messrs. Hodgson, Chavoustie, and Wang, each of whom is an independent director of our company under the Nasdaq rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Hodgson (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Hodgson serves as the Chairman of the Audit Committee.

     The Compensation Committee

     The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Chavoustie, Wang, and Saltich, with Mr. Chavoustie serving as Chairman.

     The Nominations and Corporate Governance Committee

     The purposes of the Nominations and Corporate Governance Committee include the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Wang, Hodgson, and Chavoustie, with Mr. Wang serving as Chairman.

     The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominations and Corporate Governance Committee are independent, as that term is defined by Nasdaq.

Board and Committee Meetings

     Our Board of Directors held a total of six meetings during the fiscal year ended December 31, 2004. During the fiscal year ended December 31, 2004, the Audit Committee held four meetings, the Compensation Committee held two meetings, and the Nominations and Governance Committees did not meet. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as our annual meeting of stockholders. Each member of our Board of Directors attended the 2004 annual meeting of stockholders.

Director Compensation and Other Information

     We pay each non-employee director an annual retainer fee of $10,000, plus $1,000 for each regular board meeting attended, $500 for each special board meeting attended, and $500 for each committee meeting attended on a day other than the same day as a board meeting. Each non-employee director receives 50% of his annual retainer fee in shares of our common stock. See “Executive Compensation – 2003 Incentive Compensation Plan.” The non-executive Chairman of the Board receives an extra $10,000 per year over the standard non-employee director compensation, with 50% of such fee paid in cash and 50% paid in shares of our common stock. The non-executive Chairman of the Audit Committee receives an extra $10,000 per year over the standard non-employee director compensation, with such fee paid in cash. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

     Each non-employee director receives an automatic grant of options to acquire 15,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Non-employee directors also receive an automatic grant of options to purchase 10,000 shares of our common stock at the time of the meeting of our Board of Directors held immediately following each annual meeting of stockholders.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

     The following table sets forth, for the fiscal years ended December 31, 2003 and 2004, the total compensation for services in all capacities to us and to TFS received by our Chief Executive Officer and our most highly compensated executive officers whose aggregate compensation exceeded $100,000 for the fiscal year ended December 31, 2004.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
					Awards
					Restricted	Securities		All Other
Name and	Annual Compensation(1)				Stock	Underlying		Compensation
Principal Position	Year		Salary($)(2)	Bonus($)	Award(s)($)(3)	Options (#)(4)		($)(5)
Vincent F. Sollitto, Jr.	2004		$261,831	—	—	75,000		—
President, Chief	2003	(6)	$149,552	—	$27,501	250,000		—
Executive Officer,
and Director

Robert L. Melcher	2004		$184,696	—	—	9,000		—
Chief Technology	2003		$200,551	—	$20,000	21,000	(7)	$16,181
Officer

Wayne A. Pratt	2004		$136,414	—	—	30,000		—
Vice President,	2003	(6)	$92,545	—	$14,001	50,000		$70
Chief Financial
Officer, Secretary,
and Treasurer

(1)	Certain executive officers also received certain perquisites, the value of which did not exceed 10% of the annual salary and bonus, including a car allowance paid by TFS and us on behalf of Dr. Melcher.

(2)	Amounts for 2003 include compensation of $68,744, $142,308, and $51,154 paid by TFS to Mr. Sollitto, Dr. Melcher, and Mr. Pratt, respectively.

(3)	Fair market value as of September 4, 2003 as determined by our Board of Directors. At December 31, 2004, Mr. Sollitto held 8,468 shares, Dr. Melcher held 8,537 shares, and Mr. Pratt held 5,046 shares, all of which are subject to certain transfer and forfeiture restrictions. The foregoing restricted shares equal the total number of shares awarded to those individuals during 2003 and 2004. All such shares have vested. The fair market value of such shares as of December 31, 2004 was $29,215 for Mr. Sollitto, $29,453 for Dr. Melcher, and $17,409 for Mr. Pratt.

(4)	The exercise prices of all stock options granted were at prices believed by our Board of Directors to be equal to the fair market value of our common stock on the date of grant.

(5)	Amounts shown for fiscal 2003 represent (a) term life insurance premiums of $695 and $292 paid by TFS and us, respectively, on behalf of Dr. Melcher; (b) term life insurance premiums of $41 and $29 paid by TFS and us, respectively, on behalf of Mr. Pratt; and (c) an executive benefits package of $5,520 and $1,061 paid by TFS and us, respectively, on behalf of Dr. Melcher.

(6)	Mr. Sollitto became our President and Chief Executive Officer in June 2003, and Mr. Pratt has been our Chief Financial Officer, Secretary, and Treasurer since May 2003.

(7)	Does not include 37,532 options to acquire our common stock that were granted during 2003 in order to reflect the division of the pre-spin-off TFS options into amended TFS options and new options to acquire our common stock, as none of Dr. Melcher’s options to acquire TFS common stock were granted during 2003.

Option Grants

     The following table sets forth certain information with respect to stock options granted to the officers listed during the fiscal year ended December 31, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total Options	Exercise		Annual Rates of Stock
	Underlying	Granted to	Price		Price Appreciation
	Options	Employees in	Per	Expiration	for Option Term(2)
Name	Granted	Fiscal Year(1)	Share	Date(1)	5%	10%
Vincent F. Sollitto, Jr.	75,000	24.57%	$7.97	5/13/2014	$375,922	$952,660
Robert L. Melcher	9,000	2.95%	$7.97	5/13/2014	$45,111	$114,319
Wayne A. Pratt	30,000	9.83%	$7.97	5/13/2014	$150,369	$381,064

(1)	Of Mr. Sollitto’s, Dr. Melcher’s, and Mr. Pratt’s options 12% vested November 13, 2004, and 2% of such options vest each month thereafter. Of Mr. Fox’s options, 12% vest on May 9, 2005, and 2% of such options vest each month thereafter.

(2)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

Option Exercises and Option Holdings

     The following table sets forth certain information with respect to options exercised during fiscal 2004 by the listed officers and options held by such officers as of December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

					Value of Unexercised
	Shares		Number of Unexercised		In-the Money Options
	Acquired	Value	Options at Fiscal Year-End		At Fiscal Year-End(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Vincent F. Sollitto, Jr.	—	—	73,000	252,000	—	—
Robert L. Melcher	—	—	43,759	23,773	—	—
Wayne A. Pratt	—	—	20,866	59,134	—	—

(1)	Calculated based upon the December 31, 2004, Nasdaq National Market last reported sale price of $3.45 per share, multiplied by the number of shares held, less the aggregate exercise price for such shares.

Employment and Other Agreements

     We have no written employment contracts with any of our executive officers. We do have, however, employment letters and signed terms-and-conditions agreements with certain employees. We offer our employees medical, dental, life, and disability insurance benefits. Our executive officers and other key personnel are eligible to receive incentive bonuses and are eligible to receive stock options under our incentive compensation plan.

401(k) Profit Sharing Plan

     On August 26, 2003, we adopted a 401(k) profit sharing plan for which our employees generally are eligible. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the plan by employees or by us and the investment earnings on the contributions are not taxable to the employees until withdrawn. Our contributions are deductible by us when made. Our employees may elect to reduce their current compensation by an amount equal to the maximum of 25% of total annual compensation or the annual limit permitted by law ($13,000 in 2004 for people under the age of 50) and to have those funds contributed to the plan. Although we may make matching contributions to the plan on behalf of all participants, we have not made any contributions since the plan’s adoption.

2003 Incentive Compensation Plan

     Our 2003 incentive compensation plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2003 incentive compensation plan was adopted by our Board of Directors on August 26, 2003, when we were a wholly owned subsidiary of TFS, and approved by our stockholder, TFS, on August 26, 2003. Under the 2003 incentive compensation plan, an aggregate of 1,650,000 shares of common stock were originally available for issuance pursuant to options granted to acquire common stock, the direct granting of restricted common stock and deferred stock, the granting of stock appreciation rights, and the granting of dividend equivalents. On the first day of each fiscal year, an additional number of shares equal to 4% of the total number of shares then outstanding is added to the number of shares that may be subject to the granting of awards. As of March 25, 2005, there were outstanding options to acquire 1,595,507 shares of our common stock under the 2003 incentive compensation plan. In addition, an aggregate of 56,194 shares of restricted common stock had been granted under the 2003 incentive compensation plan as of March 25, 2005.

     The 2003 incentive compensation plan may be administered by the Board of Directors or a committee of the Board of Directors. The committee or the Board of Directors determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee or the Board of Directors.

     The committee or the Board of Directors, in its discretion, may accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration, and, if so provided in the award agreement, vesting will occur automatically in the case of a “change in control” of our company. Upon the occurrence of a change in control, if so provided in the award agreement, stock options and certain stock appreciation rights may be cashed out based on a “change in control price,” which will be the higher of (1) the cash and fair market value of property that is the highest price per share paid in any reorganization, merger, consolidation, liquidation, dissolution, or sale of substantially all of the assets of our company, or (2) the highest fair market value per share at any time during the 60 days before and 60 days after a change in control.

     The Board of Directors may amend, alter, suspend, discontinue, or terminate the 2003 incentive compensation plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Unless terminated earlier by the Board of Directors, the 2003 incentive compensation plan will terminate at such time as no shares of common stock remain available for issuance under the plan and the company has no further rights or obligations with respect to outstanding awards under the plan.

     Each of our non-employee directors is required to receive 50% of his or her annual retainer fee in shares of our common stock. The non-executive Chairman of the Board of Directors also receives 50% of his fee in shares of our common stock. Each of our non-employee directors receives an automatic grant of options to acquire 15,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Our non-employee directors also receive an automatic grant of options to purchase 10,000 shares of our common stock at the time of the meeting of our Board of Directors held immediately following each annual meeting of stockholders. All of the stock paid as fees to our directors, and each of the options granted to our directors, is granted under our 2003 incentive compensation plan.

2003 Employee Stock Purchase Plan

     Our 2003 employee stock purchase plan is designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The 2003 employee stock purchase plan was adopted by our Board of Directors on August 26, 2003, and approved by our stockholder, TFS, on August 26, 2003. The 2003 employee stock purchase plan became effective upon our spin-off from TFS. A total of 200,000 shares of our common stock were initially reserved for issuance under the 2003 employee stock purchase plan. Under the 2003 employee stock purchase plan’s terms, the Board of Directors has appointed the Compensation Committee to administer the 2003 employee stock purchase plan. The 2003 employee stock purchase plan gives broad powers to the committee to administer and interpret the 2003 employee stock purchase plan. On January 26, 2005, our Board of Directors amended the 2003 employee stock purchase plan to increase the number of shares that may be issued under the 2003 employee stock purchase plan to 400,000, subject to stockholder approval at the meeting. See “Proposal to Approve the Amendment to the 2003 Employee Stock Purchase Plan.”

     The 2003 employee stock purchase plan permits employees to purchase our common stock at a favorable price and possibly with favorable tax consequences to the participants. All employees of our company and of those subsidiaries designated by the Board of Directors are eligible to participate in any of the purchase periods of the 2003 employee stock purchase plan after completing six months of continuous employment. However, any participant who would own (as determined under the Internal Revenue Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of our company will not be granted an option under the 2003 employee stock purchase plan.

     The 2003 employee stock purchase plan is implemented in a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period, however, began September 16, 2003 and ended on December 31, 2003. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 24-month offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     Eligible employees may elect to participate in the 2003 employee stock purchase plan on January 1 or July 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the 2003 employee stock purchase plan, a participating employee is granted the right to purchase shares of common stock on the last business day on or before each January 1 and July 1 during which the employee is a participant in the 2003 employee stock purchase plan. Upon enrollment in the 2003 employee stock purchase plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 10% of the participant’s compensation on each payroll date. Unless the participant withdraws from the 2003 employee stock purchase plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the 2003 employee stock purchase plan. The option exercise price per share may not be less than 85% of the lower of the market price on the first day of the offering period or the market price on the exercise date, unless the participant’s entry date is not the first day of the offering period, in which case the exercise price may not be lower than 85% of the greater of the market price on the first day of the offering period or the market price of the common stock on the entry date.

     As required by tax law, no participant may receive an option under the 2003 employee stock purchase plan for shares that have a fair market value in excess of $25,000 for any calendar year, determined at the time the option is granted. Any funds not used to purchase shares will remain credited to the participant’s bookkeeping account and applied to the purchase of shares of common stock in the next succeeding purchase period. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

     No 2003 employee stock purchase plan contributions or options granted under the 2003 employee stock purchase plan are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the 2003 employee stock purchase plan. During the lifetime of a participant, an option is exercisable only by that participant. The expiration date of the 2003 employee stock purchase plan will be determined by the board and may be made any time following the close of any six-month exercise period, but may not be longer than

10 years from the date of the grant. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the board. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the 2003 employee stock purchase plan will be assumed or an equivalent option substituted by the successor corporation, unless the board, in its sole discretion, accelerates the date on which the options may be exercised. The unexercised portion of any option granted to an employee under the 2003 employee stock purchase plan will be automatically terminated immediately upon the termination for any reason, including retirement or death, of the employee’s employment.

     The 2003 employee stock purchase plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

     The board or the committee may amend, suspend, or terminate the 2003 employee stock purchase plan at any time, provided that such amendment may not adversely affect the rights of the holder of an option and the 2003 employee stock purchase plan may not be amended if such amendment would in any way cause rights issued under the 2003 employee stock purchase plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code, or would cause the 2003 employee stock purchase plan to fail to comply with Rule 16b-3 under the Exchange Act.

     Our company’s stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 2003 employee stock purchase plan. If any option granted under the 2003 employee stock purchase plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the 2003 employee stock purchase plan.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our 2003 incentive compensation plan and under our 2003 employee stock purchase plan as of December 31, 2004.

(c) Number of
	(a) Number of		Securities
	Securities to be		Remaining Available for
	Issued Upon	(b) Weighted	Future Issuance Under
	Exercise of	Average Exercise	Equity Compensation
	Outstanding	Price of Outstanding	Plans (Excluding
	Options, Warrants,	Options, Warrants,	Securities Reflected in
Plan Category	and Rights	and Rights	Column (a)) (1)
Equity Compensation Plans Approved by Stockholders	1,652,025	$8.40	300,136

Equity Compensation Plans Not Approved by Stockholders	-0-	$-0-	-0-

Total	1,652,025	$8.40	300,136

(1)	Includes 200,000 shares of common stock reserved for issuance under our 2003 employee stock purchase plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

     The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee held two meetings during fiscal 2004. The committee reviews base salary levels for executive officers of our company at the beginning of each fiscal year and recommends actual bonuses at the end of each fiscal year based upon our company’s and individual performance.

     Mr. Chavoustie is the Chairman of the committee, and Messrs. Wang and Saltich are committee members.

Philosophy

     The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies similar in both size and industry. The committee obtains the comparative data used to assess competitiveness from a variety of resources. Actual total compensation levels may differ from competitive levels in surveyed companies as a result of annual and long-term performance of our company, as well as individual performance. The committee uses its discretion to determine or recommend executive compensation when, in its judgment, external, internal, or an individual’s circumstances warrant.

Compensation Program

     The primary components of the executive compensation program of our company consists of base salary, annual incentive bonuses, stock option grants, and executive health benefit and perquisite programs.

     Base Salary

     The committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In formulating these recommendations, the Chief Executive Officer considers the overall performance of our company and conducts an informal evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executives other than the Chief Executive Officer. The committee’s evaluation of the recommendations by the Chief Executive Officer considers the same factors outlined above and is subjective with no particular weight assigned to any one factor. No changes were made in base salaries for 2003.

     Annual Incentive Bonuses

     Annual bonuses are intended to provide incentive compensation to key officers and employees who contribute substantially to the success of our company. The granting of such awards is based upon the achievement of our company’s performance objectives and predefined individual performance objectives. Individual performance objectives are developed for senior level managers and key employees early in each fiscal year. Upon the close of each fiscal year, executive management and the committee conducts an assessment of individual performance achieved versus individual performance objectives. This assessment includes individual responsibility, performance, and compensation level. Simultaneously, the board conducts an assessment of our company’s overall performance, which includes the achievement of operating results and other performance criteria. The combination of these factors determines any incentive bonuses to be paid. No bonuses were paid in 2004.

     Stock Option Grants

     We grant stock options periodically to our employees to provide additional incentive to work to maximize long-term total return to stockholders. Under our incentive compensation plan, the Board of Directors or a committee appointed by the board is specified to act as the plan administrator. The board has authorized the Compensation Committee to determine or make recommendations to the board regarding grants of options to senior officers of our company. In addition, with respect to grants of options to employees other than senior officers, the board may delegate its administrative authority under the 2003 incentive compensation plan to an employee committee, which receives recommendations from the hiring committee. In general, stock options are granted to employees at the onset of employment. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options held. However, the committee may elect to issue additional stock options to that employee. The vesting period of option grants is determined at the time of option grant. Stock options were granted to purchase 75,000 shares, 9,000 shares, and 30,000 shares during 2003 to Mr. Sollitto, Dr. Melcher, and Mr. Pratt, respectively.

     Benefits

     We provide various employee benefit programs to our executive officers, including medical, dental, life and long-term disability insurance benefits, and a 401(k)-retirement savings plan. These benefits are generally available to all employees of our company.

     Chief Executive Officer Compensation

     The committee considers the same factors outlined above for other executive officers in evaluating the base salary and other compensation of Vincent F. Sollitto, Jr., our Chief Executive Officer. The committee’s evaluation of Mr. Sollitto’s base salary is subjective, with no particular weight assigned to any one factor. Mr. Sollitto’s base salary has not changed since his employment by our company. Mr. Sollitto did not receive a bonus in 2003, but did receive stock options to purchase 75,000 shares of common stock.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

     This report has been furnished by the Compensation Committee of our Board of Directors.

David P. Chavoustie, Chairman
David N.K. Wang
Jack L. Saltich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2004, our Compensation Committee consisted of Messrs. Chavoustie, Wang, and Saltich. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors, or as described herein.

REPORT OF THE AUDIT COMMITTEE

     The Board of Directors has appointed an Audit Committee, consisting of three directors. All of the members of the committee must be “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the Securities and Exchange Commission.

     The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

     In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

     The committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during the fiscal year ended December 31, 2004.

     Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

     Our Board of Directors has amended and restated the charter of the Audit Committee to reflect, among other things, requirements of recently adopted federal legislation, including the Sarbanes-Oxley Act of 2002, new rules adopted by the SEC, and new rules of Nasdaq.

     The report has been furnished by the Audit Committee of our Board of Directors.

John S. Hodgson, Chairman
David P. Chavoustie
David N.K. Wang

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

     Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2004, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Mr. Fox filed one late Form 4 and Mr. Hodgson filed one late Form 5 relating to option grants.

PERFORMANCE GRAPH

     The following line graph compares cumulative total stockholder returns for the period from September 16, 2003 through December 31, 2004 for (1) our common stock; (2) the Nasdaq Stock Market (U.S.) Index; and (3) the Nasdaq Electronic Components Index. The graph assumes an investment of $100 on September 16, 2003, which was the first day on which our stock was listed on the Nasdaq National Market. The calculations of cumulative stockholder return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Electronic Components Index include reinvestment of dividends, but the calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock on March 15, 2005, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent(2)
Directors and Named Executive Officers:
Jack L. Saltich(3)	177,634	2.48%
Vincent F. Sollitto, Jr.(4)	141,051	1.98%
David P. Chavoustie(5)	29,196	*
David N.K. Wang(6)	26,007	*
John S. Hodgson(7)	36,007	*
Robert L. Melcher(8)	55,296	*
Wayne A. Pratt(9)	37,246	*

All directors and executive officers as a group (eight persons)	511,437	6.74%

5% Stockholders:
Federated Investors, Inc.(10)	788,400	11.29%

*	Less than 1% of the outstanding shares of common stock

(1)	Includes, when applicable, shares owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control, or power of disposition. Also includes shares of common stock that the identified person had the right to acquire within 60 days of March 15, 2005 by the exercise of vested stock options.

(2)	The percentages shown include the shares of common stock that the person will have the right to acquire within 60 days of March 15, 2005. In calculating the percentage of ownership, all shares of common stock which the identified person will have the right to acquire within 60 days of March 15, 2005 upon the exercise of vested stock options are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person.

(3)	Includes 172,504 shares of common stock issuable upon exercise of vested stock options and 5,130 shares of common stock held by Jack L. Saltich and Pamela C. Saltich, Trustees of Saltich Trust U/A dated 12/17/91.

(4)	Includes 132,583 shares of common stock issuable upon exercise of vested stock options.

(5)	Includes 27,313 shares of common stock issuable upon exercise of vested stock options.

(6)	Includes 25,000 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 35,000 shares of common stock issuable upon exercise of vested stock options.

(8)	Includes 46,759 shares of common stock issuable upon exercise of vested stock options.

(9)	Includes 32,200 shares of common stock issuable upon exercise of vested stock options.

(10)	The information is as reported on Schedule 13G as filed with the SEC on February 14, 2005. The address of Federated Investors, Inc. is Federated Investors Tower, 5800 Corporate Drive, Pittsburgh, Pennsylvania 15222-3779. Federated Investors, Inc. has sole voting and dispositive power with respect to all such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Jack L. Saltich, our Chairman of the Board, has served since July 1999 as a director and the President and Chief Executive Officer of TFS. In connection with our spin-off from TFS, we and TFS entered into a Real Property Sublease Agreement, under which we lease office and manufacturing space in the TFS headquarters building. The term of the sublease expires December 16, 2009, with automatic one-year renewal terms thereafter unless either party elects to terminate the sublease upon notice delivered at least six months prior to the expiration of the then applicable sublease term. The agreement also sets forth certain circumstances under which all or a portion of the sublease may be terminated without penalty. We lease approximately 55,781 square feet of the building from TFS and share certain common areas in the building with TFS. Our fixed monthly base rent payable to TFS is approximately $61,592.

Other Services by TFS

     TFS provides printed circuit board assembly and test services for our high-definition televisions.

APPROVAL OF OUR 2003 INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION
162(m) OF THE INTERNAL REVENUE CODE

     The 2003 incentive compensation plan was adopted by our Board of Directors on August 26, 2003, when we were a wholly owned subsidiary of TFS, and approved by our stockholder, TFS, on August 26, 2003.

     We are seeking approval of the material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as Section 162(m) and the Code, respectively. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that the compensation exceeds $1 million for any covered employee. However, there is an exception from the $1 million tax deduction limitation for “performance-based” compensation. Certain awards granted under the plan can qualify as “performance-based” compensation if specific requirements are met. See “Federal Income Tax Consequences of Awards” below for a more detailed discussion of the application of Section 162(m).

     Currently, the plan qualifies for a transitional exemption from Section 162(m) for a former subsidiary of a public company that has become a separate public company. This transitional exemption will end as of our annual meeting of stockholders in 2005. Unless we receive stockholder approval of the plan at our 2005 annual meeting of stockholders, compensation attributable to awards granted under the plan will no longer be exempt from the tax deduction limitations of Section 162(m).

     No changes have been made to the terms of the plan and no additional shares are being requested. We are only requesting stockholder approval for purposes of a potential tax deduction under Section 162(m).

     Stockholders are requested in this proposal to approve the 2003 Incentive Compensation Plan for purposes of Section 162(m). The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposal. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

     As of December 31, 2004, options (net of canceled or expired options) covering an aggregate of 1,666,485 shares of the our common stock had been granted under the plan. A total of 135,027 shares of our common stock remained available for future grant under the plan, subject to increase in certain circumstances.

     Failure to approve the plan for purposes of Section 162(m) would mean that awards that could qualify as “performance-based” compensation under Section 162(m) may be granted under the plan to those employees subject to Section 162(m) with adverse tax consequences to our company. As a result, if the stockholders fail to approve the material terms of our plan for purposes of Section 162(m), our Board of Directors will determine whether any further awards that would qualify as performance-based compensation under Section 162(m) may be granted to those employees subject to Section 162(m). We believe that any such determination would limit our ability to provide incentive to valued executives.

The Board Of Directors Recommends A Vote In Favor Of This Proposal

     The essential features of the plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the plan. Stockholders are urged to read the actual text of the plan in its entirety, which is set forth as Appendix A to this proxy statement.

Background and Purpose

     Our 2003 incentive compensation plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2003 incentive compensation plan was adopted by our Board of Directors on August 26, 2003, when we were a wholly owned subsidiary of TFS, and approved by our stockholder, TFS, on August 26, 2003. The 2003 incentive compensation plan provides for an aggregate of 1,650,000 shares of common stock to be issued pursuant to options previously granted or to be granted to acquire common stock, the direct granting of restricted common stock and deferred stock, and the granting of stock appreciation rights.

Shares Available for Awards

     Under the plan, as of December 31, 2004, the total number of shares of our common stock that may be subject to awards under the 2003 incentive compensation plan is equal to 1,650,000 shares, plus the number of shares with respect to which awards previously granted under the 2003 incentive compensation plan terminate without being exercised, expire, are forfeited, or cancelled, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. In addition, on the first day of each fiscal year, an additional number of shares equal to 4% of the total number of our shares of common stock then outstanding is added to the number of shares that may be subject to the granting of awards, provided that the maximum number of shares of common stock available under the plan can not exceed 2,750,000 shares.

Limitations on Awards

     The 2003 incentive compensation plan imposes individual limitations on certain awards, in part to comply with Section 162(m). Under these limitations, no more than 300,000 shares of stock may be granted to an individual during any fiscal year pursuant to any awards granted under the plan. All limitations on the amount of stock to be issued under the plan are subject to adjustment in certain circumstances.

     In the event that a dividend or other distribution (whether in cash, shares of our common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate, the board is authorized to adjust (1) the number and kind of shares available under the 2003 incentive compensation plan, (2) the limitations described in the preceding paragraph, (3) the exercise price, grant price, or purchase price relating to any award under the 2003 incentive compensation plan, and (4) any other aspect of any award that the board determines to be appropriate.

Eligibility

     The persons eligible to receive awards under the 2003 incentive compensation plan consist of directors, officers, employees, and consultants of our company and those of our affiliates. However, incentive stock options may be granted under the plan only to our employees, including officers, and those of our affiliates. An employee on leave of absence may be considered as still in our employ or in the employ of an affiliate for purposes of eligibility under the 2003 incentive compensation plan.

Administration

     Our Board of Directors or a committee designated by our Board of Directors administers the 2003 incentive compensation plan. However, during the period that our company is a publicly held corporation, in order to comply with 162(m) and Rule 16b-3 under the Exchange Act, the board may exercise any power or authority granted to the committee under the plan. The committee or the board has full and final authority, in each case subject to and consistent with the provisions of the 2003 incentive compensation plan, to select eligible persons to receive awards, determine the type, number, and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements and rules and regulations for the administration of the 2003 incentive compensation plan, construe and interpret the 2003 incentive compensation plan and award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the committee or the board may deem necessary or advisable for the administration of the 2003 incentive compensation plan.

Stock Options and Stock Appreciation Rights

     The committee and the Board each is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and non qualified stock options. In addition, the committee and the board each is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of a stock appreciation right. The committee or the board determines the exercise price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO and the per share grant price of a stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date. The committee or the board generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no stock option or stock appreciation right may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in cash, other awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The committee or the board determines methods of exercise and settlement and other terms of the stock appreciation rights. Stock appreciation rights under the 2003 incentive compensation plan may include “limited stock appreciation rights” exercisable for a stated period of time after we experience a change in control or upon the occurrence of some other event specified by the committee or the board, as discussed below.

Restricted Stock

     The committee and the board each is authorized to grant restricted stock. Restricted stock is a grant of shares of our common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the committee or the board. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the committee or the board.

Bonus Stock and Awards in Lieu of Cash Obligations

     The committee and the board each is authorized to grant shares of our common stock as a bonus, or to grant shares of our common stock or other awards in lieu of our obligations to pay cash or deliver other property under the 2003 incentive compensation plan or other plans or compensatory arrangements, subject to such terms as the committee or the board may specify.

Other Stock Based Awards

     The committee and the board each is authorized, subject to limitations under applicable law, to grant awards under the 2003 incentive compensation plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the committee or the board, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified related entities or business units. The committee or the board determines the terms and conditions of such awards.

Other Terms of Awards

     Awards may be settled in the form of cash, other awards, or other property in the discretion of the committee or the board. The committee or the board may require or permit participants to defer the settlement of all or part of an award or make installment payments in accordance with such terms and conditions as the committee or the board may establish, including payment or crediting of interest or the crediting of other amounts in respect of installment or deferred payments denominated in shares of our common stock. Awards granted under the 2003 incentive compensation plan generally may not be pledged, hypothecated, or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death. However, awards may be transferred to designated beneficiaries during the lifetime of the participant and may be exercised by such transferees in accordance with the terms of such award, but only if and to the extent such transfers and exercises are permitted by the committee or the board pursuant to the terms of an award agreement and are subject to any applicable restrictions under Rule 16b-3 under the Securities Exchange Act of 1934.

     The committee or the board may grant awards in exchange for other awards under the 2003 incentive compensation plan or plans of related entities, or other rights to payment from us, and may grant awards in addition to or in tandem with such other awards or rights. If an award is granted in substitution or exchange for another award, the committee or the board will require the surrender of the original award in consideration for the grant of the new award.

Acceleration of Vesting; Change in Control

     The committee may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award if we undergo a “change in control,” as defined in the 2003 incentive compensation plan. Upon the occurrence of a change in control, if so provided in the award agreement, limited stock appreciation rights (and other stock appreciation rights that so provide) may be cashed out based on a defined “change in control price,” which will be the higher of (1) the cash and fair market value of property that is the highest price per share paid, including extraordinary dividends, in any reorganization, merger, consolidation, liquidation, dissolution, or sale of substantially all of our assets, or (2) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a change in control.

     In the event of a “corporate transaction” (as defined in the plan), the acquiring entity may, with the consent of the committee or the board, assume or substitute each outstanding stock option. If the acquiring entity does not assume or substitute for an outstanding stock option, such stock option will terminate upon the consumption of such corporate transaction.

Automatic Grant Program

     During the term of the 2003 incentive compensation plan, we are required to make automatic grants of options to each or our non-employee directors. Each year on the date of our annual meeting of stockholders, each of our existing non-employee directors will be granted an automatic grant of options to acquire 10,000 shares of our common stock. In addition, on the date that a non-employee director is first appointed or elected to our board, the director will be granted an automatic grant of options to acquire 15,000 shares of our common stock. The exercise price per share of our common stock subject to each automatic option must be equal to 100% of the fair market value per share of our common stock on the date the automatic option was granted. The automatic options granted to existing directors will vest 12 months after the date of grant. Each automatic option granted to newly-appointed or elected directors will vest in a series of three equal and successive installments with the first installment vesting on the date of grant and the next two 12 months and 24 months after the date of grant. All automatic options will immediately terminate and cease to be outstanding with respect to any shares that were not vested at the time the individual no longer serves on our Board of Directors.

Amendment and Termination

     Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2003 incentive compensation plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Our Board of Directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable, provided that no amendment to the 2003 incentive compensation plan or any award may materially and adversely affect the rights of a participant under any previously granted and outstanding award without the consent of such participant. The 2003 incentive compensation plan will terminate at such time as no shares of our common stock remain available for issuance under the 2003 incentive compensation plan and we have no further rights or obligations with respect to outstanding awards under the 2003 incentive compensation plan.

Federal Income Tax Consequences of Awards

     The information set forth below is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2003 incentive compensation plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

     A participant generally will not be taxed upon the grant of a non-qualified stock option that is granted with an exercise price equal to our common stock’s fair market value on the grant date. Rather, for such option, at the time of exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. At this time, we do not contemplate granting any options with an exercise price below fair market value on the grant date.

     With respect to our employees and employees of our affiliates, we are generally required to withhold an amount based on the ordinary income recognized. At the time the option is exercised, subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of any tax reporting obligation, we will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee.

Incentive Stock Options

     The plan provides for the grant of stock options that qualify as “incentive stock options,” which we refer to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

     If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which we refer to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

     For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

     We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. However, if there is a disqualifying disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

     Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

     The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

     Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

     We may grant stock appreciation rights separate from any other award, which we refer to as stand-alone stock appreciation rights, or in tandem with options, which we refer to as tandem stock appreciation rights, under the 2003 incentive compensation plan.

     The recipient of a stand-alone stock appreciation right that is granted with a strike price equal to the fair market value of our common stock on the grant date and that is payable only in shares of our common stock will not be taxed upon the grant or the vesting of the right. Rather, at the time of exercise of the stock appreciation right, the recipient will recognize ordinary income for federal income tax purposes in an amount equal to the value of the consideration received (i.e., the increase in the appreciation of the underlying common stock). If a stand-alone stock appreciation right is granted with a strike price less than the fair market value of our common stock on the grant date or is payable in cash, we will design the right to comply with Section 409A of the Code and, in such case, the recipient of the right will be taxed upon the delivery to him or her of the cash or stock at the set delivery time.

     Due to the unfavorable tax treatment of tandem stock appreciation rights under Section 409A of the Code, we do not contemplate granting any tandem stock appreciation rights at this time.

     Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162 Limitations

     Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and our four highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC.

     Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the 2003 incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

     The regulations under Section 162(m) require that the directors who serve as members of the committee must be “outside directors.” The 2003 incentive compensation plan provides that directors serving on the committee must be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) our current employees or those of one of our affiliates, (ii) our former employees or those of one of our affiliates who is receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) our current and former officers or those of one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

PROPOSAL TO APPROVE THE AMENDMENT TO
THE 2003 EMPLOYEE STOCK PURCHASE PLAN

     Our Board of Directors has approved a proposal to amend our 2003 employee stock purchase plan, subject to approval by our stockholders. See “Executive Compensation – Stock Option Plans” for a description of the material terms of the 2003 employee stock purchase plan.

     The 2003 employee stock purchase plan is intended to provide a method whereby employees of our company will have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock. Currently, the 2003 employee stock purchase plan authorizes the issuance of 200,000 shares. As of December 31, 2004, under the 2003 employee stock purchase plan, we had issued an aggregate of 34,891 shares of common stock pursuant to the 2003 employee stock purchase plan and there were 165,109 shares available for future issuance. At the current rate at which we grant shares of our common stock pursuant to the 2003 employee stock purchase plan, it is likely that we will have no shares available for issuance under the 2003 employee stock purchase plan by April 2006. Our Board of Directors has determined that an increase in the number of shares available for issuance under the 2003 employee stock purchase plan is necessary to enable us to continue to attract, retain, and motivate employees by making additional shares available for grant under the 2003 employee stock purchase plan. Accordingly, during January 2005, our Board of Directors amended the 2003 employee stock purchase plan to increase the number of shares authorized under the 2003 employee stock purchase plan to 400,000 shares. Under the proposal, the number of remaining shares available for grant under the 2003 employee stock purchase plan would increase to 365,109. Our Board of Directors believes it is in the best interests of our company to amend the 2003 employee stock purchase plan. Accordingly, our Board of Directors recommends a vote “for” the proposal to amend the 2003 employee stock purchase plan.

Reasons for and Effect of the Proposed Amendment

     Our Board of Directors believes that the approval of the proposed amendment to the 2003 employee stock purchase plan is necessary to achieve the purposes of the 2003 employee stock purchase plan and to promote the welfare of our company and our stockholders generally. As described above, if the proposal is not approved by the stockholders, we will have a limited amount of shares available for grant under the 2003 employee stock purchase plan, which means it will become increasingly difficult to provide employees of our company the opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock. Our Board of Directors also believes that the proposed amendment to the 2003 employee stock purchase plan will aid us in attracting and retaining key employees and motivating such persons to exert their best efforts on behalf of our company. In addition, we expect that the proposed amendment will further strengthen the identity of interests of our employees with that of our stockholders.

Ratification by Stockholders of the Amendment to the 2003 Plan

     Approval of the amendment to the 2003 employee stock purchase plan will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at the meeting. In the event that the amendment to the 2003 employee stock purchase plan is not approved by the stockholders, the 2003 employee stock purchase plan will remain in effect as previously adopted.

INDEPENDENT AUDITORS

     The firm of Deloitte & Touche LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our company for the fiscal years ended December 31, 2003 and 2004. In response to a request from our Board of Directors to assess audit fees, our Audit Committee has decided to solicit proposals from Deloitte & Touche LLP and other public accounting firms for the audit of the consolidated financial statements of our company for the fiscal year ending December 31, 2005. We anticipate that representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

     The aggregate fees billed to our company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu, and their respective affiliates (collectively “Deloitte”) for the fiscal years ended December 31, 2003 and 2004 are as follows:

	2003	2004
Audit Fees	$86,500	$117,500
Audit-Related Fees	$—	$94,230
Tax Fees	$—	$19,240
All Other Fees	$—	$—

Fees related to our Form 10 registration statement and any other services provided prior to the spin-off date were paid by TFS and are not included in the amounts disclosed above.

Audit Committee Pre-Approval Policies

     The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

     To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

     Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     In order to be included in the proxy statement and form of proxy relating to our annual meeting of stockholders to be held during calendar 2006, stockholder proposals that are intended to be presented by stockholders must be received at our principal executive offices (a) no later than December 15, 2005 if our 2006 annual meeting of stockholders is held on a day that is between April 13, 2006 and June 12, 2006; or (b) if the annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting, or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.

     Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2006, except in circumstances where (1) we receive notice of the proposed matter no earlier than January 13, 2006 and no later than February 12, 2006, and (2) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 4, 2005

BRILLIAN CORPORATION
2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of BRILLIAN CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April 4, 2005, and hereby appoints Vincent F. Sollitto, Jr., and Wayne A. Pratt, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of the Company, to be held on Thursday, May 12, 2005, at 9:00 a.m., local time, at the Company’s corporate headquarters at 1600 North Desert Drive, Tempe, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors; FOR approval of the 2003 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; FOR approval of the amendment to the Company’s 2003 Employee Stock Purchase Plan; and as said proxies deem advisable on such other matters as may come before the meeting.

     A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

(Continued and to be signed and dated on the other side.)

BRILLIAN CORPORATION
P.O. BOX 11125
NEW YORK, N.Y. 10203-0125

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

☐	Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS:	FOR all nominees ☐ listed below.	WITHHOLD AUTHORITY to vote ☐ for all nominees listed below.	*EXCEPTIONS ☐

Nominees:	Jack L. Saltich, David P. Chavoustie, Vincent F. Sollitto, Jr., David N.K. Wang, and John S. Hodgson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2.	Proposal to approve the 2003 Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to amend the Company’s 2003 Employee Stock Purchase Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

and upon such matters which may properly come before the meeting or any adjournment thereof.

To make comments, mark here. ☐

To change your address, please mark this box. ☐

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

Date

Share Owner sign here

Co-Owner sign here